RSU_DIR_2024_EDGARTEMPLATE
Exhibit 10.4
RACKSPACE TECHNOLOGY, INC. 2020 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF RESTRICTED STOCK UNITS FOR DIRECTORS

Unless otherwise defined herein, the terms defined in the 2020 Rackspace Technology, Inc.’s Equity Incentive Plan, as amended (the “Plan”), shall have the same defined meanings in this Notice of Grant of Restricted Stock Units for Directors (the “Notice of Grant”) and Restricted Stock Unit Agreement for Directors (the “Agreement”).

Participant:	%%FIRST_NAME%-%_%%MIDDLE_NAME%-%_%%LAST_NAME%-%

Participant has been granted Restricted Stock Units over Common Stock of Rackspace Technology, Inc., subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number:	%%OPTION_NUMBER%-%
Date of Grant:	%%OPTION_DATE,'Month DD, YYYY'%-%
Number of Restricted Stock Units Granted:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%

Vesting Schedule:
Subject to accelerated vesting and/or forfeiture as set forth in the Agreement or in the Plan, the Restricted Stock Units will vest [INSERT VEST SCHEDULE DESCRIPTION], as set forth in Section 2 of the Agreement.

RACKSPACE TECHNOLOGY, INC.
2020 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT FOR DIRECTORS

This RESTRICTED STOCK UNIT AGREEMENT FOR DIRECTORS (this “Agreement”), including any addendum to the Agreement for the Participant’s country (the “Addendum”) dated as of:

%%OPTION_DATE,'Month DD, YYYY'%-%

(the “Grant Date”), by and among RACKSPACE TECHNOLOGY, INC., a Delaware corporation (the “Company”), and the following individual (the “Participant”).

%%FIRST_NAME%-%_%%LAST_NAME%-%.

WHEREAS, pursuant to the Rackspace Technology, Inc. Non-Employee Director Compensation Policy, the Company, acting through the Board, has granted to the Participant, effective as of the date of this Agreement, Restricted Stock Units under the Company’s 2020 Equity Incentive Plan (the “Plan”) to acquire a number of shares of Common Stock (as defined in the Plan) on the terms and subject to the conditions set forth in this Agreement and the Plan;

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

Section 1.The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety (including, without limitation, the provisions of Article 8 and Article 12). In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Participant upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

Section 2.Vesting. Subject to the Participant’s continued service, the Restricted Stock Units shall become non-forfeitable and shall vest [INSERT VEST SCHEDULE DESCRIPTION]; provided, however, that the Restricted Stock Units shall immediately vest upon a (i) Change in Control or (ii) the death or Disability of the Participant.

Notwithstanding anything contained herein to the contrary, the Restricted Stock Units shall cease vesting as of the date of the Participant’s Termination of Service for any reason other than the death or Disability of the Participant and no portion of the Restricted Stock Units that is not vested as of such time shall vest thereafter (i.e., that portion of the Restricted Stock Units that is not vested shall be forfeited immediately). The Restricted Stock Units will be immediately forfeited by the Participant and cancelled by the Company.

Section 3.Delivery of Shares. As soon as practicable after the vesting date or other vesting event under this Agreement but in no event later than the seventieth (70th) calendar day following such vesting date, the Participant shall receive the number of Shares that correspond to the number of Restricted Stock Units that have become vested on the applicable vesting date. Notwithstanding the foregoing, in accordance with Section 8.3 of the Plan, the Board, at its sole discretion, may settle the Restricted Stock Units in cash if necessary or appropriate for legal or administrative reasons based on laws in the Participant’s jurisdiction.

Section 4.Restriction on Transfer. The Restricted Stock Units may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant. The Restricted Stock Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Restricted Stock Units, shall be null and void and without effect.

Section 5.Participant’s Service Relationship as a Director. Nothing in this Agreement nor the grant of the Restricted Stock Units shall confer upon the Participant any right to continue the Participant’s service relationship as a director or interfere in any way with any right of removal with respect to such director, as provided under the Company’s Second Amended and Restated Certificate of Incorporation, as amended from time to time, or with the Board’s authority to increase or decrease the Participant’s compensation. The grant of Restricted Stock Units is an exceptional and voluntary benefit.

Section 6.Termination. For the avoidance of doubt, the Restricted Stock Units shall cease vesting and shall be forfeited immediately as of the date of the Participant’s Termination of Service and cancelled by the Company; provided, however, that the Restricted Stock Units shall immediately vest upon (a) a Change in Control or (b) the death or Disability of the Participant.

Section 7.Responsibility for Taxes.

(a)The Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company. The Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such vesting; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. The Participant shall not make any claim against the Company, or any other Subsidiary, or their respective boards, officers or employees related to Tax-Related Items arising from the Restricted Stock Units. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)The Company shall not be responsible for withholding any applicable Tax-Related Items from a director, unless required by Applicable Law. To the extent that Tax-Related Items are required to be withheld under Applicable Law, the

Participant agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company, or its respective agents, to satisfy any applicable withholding obligations with regard to Tax-Related Items by withholding Shares to be issued upon vesting. Alternatively, if the Company determines in its sole discretion that withholding Shares is not feasible under applicable tax or securities laws or potentially has adverse accounting, financial, contractual or other consequences, the Participant authorizes the Company, or its respective agents, at their discretion and with no obligation to do so, to satisfy any applicable withholding obligations with regard to Tax-Related Items by one or a combination of the following:

(i)withholding from the Participant’s cash compensation payable to the Participant by the Company;

(ii)withholding from proceeds of the sale of Shares acquired at vesting either through a voluntary sale or through a mandatory sale arranged by the Company (on the director’s behalf pursuant to this authorization) without further consent, including by aggregating such Shares into sell orders that include Shares held by other participants and routing such sell orders to the special handling desk or other trading desk managed by the Company’s stock plan administrator;

(iii)cash payment made by the Participant to the Company; provided that (i) the participant made the appropriate elections as may be specified in the Participant’s stock plan account from time to time AND (ii) such cash payment is actually made or available to the Company in the Participant’s stock plan account within forty-eight (48) hours immediately following the applicable vest date; and/or

(iv)any other methods approved by the Board and permitted by applicable laws.

(c)To the extent that withholding is required by Applicable Law, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount and will have no entitlement to the Share equivalent or, if not refunded, the Participant may seek a refund from the applicable tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, the Participant is deemed, for tax purposes, to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items. Finally, the Participant agrees to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

Section 8.Nature of Grant. In accepting the Restricted Stock Units, the Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
(c)the Participant is voluntarily participating in the Plan;
(d)the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;
(e)if the Restricted Stock Units vest and the Participant acquires Shares, the value of such Stock may increase or decrease in value;
(f)unless otherwise provided in the Plan or by the Company in its sole discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(g)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the Shares. The Participant should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

Section 9.Data Privacy Consent.

The Company is located at 19122 US Highway 281N, Suite 128, San Antonio, TX 78258-7667 and grants the Participant the opportunity to participate in the Plan, at the Company's sole discretion. If the Participant would like to participate in the Plan, the Participant understands that he or she should review the following information about the Company’s data processing practices and declare his or her consent.

aData Collection and Usage. The Company collects, processes and uses the Participant's personal data, including, but without limitation, name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), passport number, salary, citizenship, job title, any Shares of stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in the Participant's favor, which the Company receives from the Participant. If the Company offers the Participant the opportunity to participate in the Plan, then the Company will collect the Participant's personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data would be the Participant's consent.

bStock Plan Administration Service Providers. The Company transfers participant data to E*Trade and/or Morgan Stanley Smith Barney, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan, and if the Participant’s Restricted Stock Units vest, the Company transfers shareholder data to Computershare, an independent service provider based in the United States, which assists the Company with its stock administration. In the future, the Company may select different service provider(s) and share the Participant's personal data with another company that serves in similar capacities. The Company’s service providers may open an account for the Participant. The Participant will be asked to agree on separate terms and data processing practices with the applicable service providers, which, as it relates to Plan administration service provider, is a condition to the Participant's ability to participate in the Plan.

cInternational Data Transfers. The Company and its service providers are based in the United States. If the Participant is outside of the United States, the Participant should note that his or her country may have enacted data privacy laws that are different from the United States.

dData Retention. The Company will use the Participant's personal data only as long as is necessary to implement, administer and manage the Participant's participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Participant's personal data, the Company will remove it from it from its systems.

eVoluntariness and Consequences of Consent Denial or Withdrawal. The Participant's participation in the Plan and the Participant's grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant cannot participate in the Plan. This may cause the Participant to forfeit the opportunities associated with the Plan.

fData Subject Rights. The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, his or her rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in the Participant’s country, and/or (vii) a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise his or her rights, the Participant should please contact the Company at Attn: Stock Plan Administrator, 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259-1837, USA.

gThe Participant also understands that the Company may rely on a different legal basis for the processing or transfer of data in the future and/or request the Participant to provide another data privacy consent. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgement or data privacy consent form to the Company (or any other acknowledgements, agreements or consents) that the Company may deem necessary to obtain under the data privacy laws in the Participant's country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if the Participant fails to execute any such acknowledgement, agreement or consent requested by the Company.

Section 10.Compliance with Law. Notwithstanding any other provisions of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon vesting of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or regulation or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any U.S. or non-U.S. state or other securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares and the inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary for the lawful issuance and sale of any Shares pursuant to the Restricted Stock Units shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained.

Section 11.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section 12.Language. The Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if the Participant has received this Agreement, or any other document related to the Restricted Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Section 13.Addendum. Notwithstanding any provisions in this Agreement, the Restricted Stock Units shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Committee determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement.

Section 14.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares purchased upon vesting of the Restricted Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 15.Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by an internationally recognized overnight courier, by facsimile, by email, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at its current executive offices and to:
1718 Dry Creek Way, Suite 115
San Antonio, TX 78259-1837
Attn: Deputy General Counsel, Corporate & Securities
Legalnotice@rackspace.com

If to the Participant, to him or her at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of internationally recognized overnight courier, on the next business day after the date sent, (c) in the case of email, when transmitted via email (in each case, if no “system error” or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth above, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 16.Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 17.Participant’s Undertaking. The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement and the Plan.

Section 18.Modification of Rights. The rights of the Participant are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Restricted Stock Units granted hereby). Notwithstanding the foregoing, the Participant’s rights under this Agreement and the Plan may not be materially impaired without the Participant’s consent.

Section 19.Governing Law; Consent to Jurisdiction.

(a)NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY SERVICE AGREEMENT, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE

(WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(b)Notwithstanding anything to the contrary contained in any service agreement, each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof or any restrictive covenants to which the Participant is subject to under any service agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any restrictive covenants to which the Participant is subject to under any service agreement in any court other than the courts of the State of Delaware, as described above. Each party to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or any restrictive covenants to which the Participant is subject to under any service agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement or the subject matter hereof or any restrictive covenants to which the Participant is subject to under any service agreement, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which a party hereto is entitled pursuant to the final judgment of any court having jurisdiction.

Section 20.Insider Trading/Market Abuse Restrictions. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant's ability to, directly or indirectly, acquire, sell or attempt to sell Shares or otherwise dispose of Shares or rights to Shares (e.g., the Restricted Stock Units) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or the Participant's country). The Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis); (ii) “tipping” third parties or causing them to otherwise buy or sell securities; and (iii) cancelling or amending orders the Participant placed before he or she possessed inside information. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring the Participant's compliance with any applicable restrictions and is advised to speak with his or her personal legal advisor on this matter.

Section 21.Exchange Control, Tax And/Or Foreign Asset/Account Reporting. The Participant acknowledges that, depending on his or her country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash derived from his or her participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and is advised to consult his or her personal legal advisor on this matter.

Section 22.Section 409A. It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Section 23.Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 24.Entire Agreement. The Notice of Grant, this Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 25.Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 26.Enforcement. In the event the Company or the Participant institutes litigation to enforce or protect its rights under this Agreement or the Plan, each party shall be solely responsible for all attorneys’ fees, out-of-pocket costs and disbursements it incurs relating to such litigation.

Section 27.Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 28.Required Acceptance. This Agreement is conditioned upon the Participant’s agreement to all terms of this Agreement. If the Participant has not affirmatively rejected this Agreement by notifying the Company within thirty (30) days from the Grant Date of the Restricted Stock Units, the Participant will be deemed to have accepted the grant of Restricted Stock Units and agreed to all terms of this Agreement.

ADDENDUM TO THE
RESTRICTED STOCK UNIT AGREEMENT FOR DIRECTORS

Capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or Agreement.

Terms and Conditions

This Addendum includes additional terms and conditions that govern the Restricted Stock Units granted to the Participant under the Plan if the Participant resides in one of the countries listed below.

If the Participant is a citizen or resident of a country other than the one in which he or she is currently residing or transfers to another country after the grant of the Restricted Stock Units, or is considered a resident of another country for local law purposes, the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant under these circumstances.

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Addendum as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest or at the time the Participant sells Shares acquired under the Plan.

The information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

If the Participant is a citizen or resident of a country other than the one in which he or she is currently residing or transfers to another country after the grant of the Restricted Stock Units, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant in the same manner.

Data Privacy Notice for Participants in the European Union (“EU”) / European Economic Area (“EEA”) / SWITZERLAND / United Kingdom (“UK”)

The following provisions replace Section 10 of the Agreement:

The Company is located at 19122 US Highway 281N, Suite 128, San Antonio, TX 78258-7667 USA and grants employees of the Company and its other Subsidiaries and Affiliates, the opportunity to participate in the Plan, at the Company's sole discretion. If the Participant would like to participate in the Plan, the Participant understands that he or she should review the following information about the Company’s data processing practices.

aData Collection and Usage. The Company collects, processes and uses the Participant's personal data, including, but without limitation, name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), passport number, salary, citizenship, job title, any Shares of stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in the Participant's favor (the “Data”), which the Company receives from the Participant or the Participant's Employer. If the Company offers the Participant the opportunity to participate in the Plan, then the Company will collect the Data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data would be the implementation, administration and management of the Participant’s participation in the Plan.

bPurposes and Legal Bases of Processing The Company processes the Data for the purpose of performing its contractual obligations under the Agreement, granting the Restricted Stock Units, implementing, administering and managing Participant’s participation in the Plan. The legal basis for the processing of the Data by the Company and the third party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under the Agreement and for the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards.

cStock Plan Administration Service Providers. The Company transfers participant data to E*Trade, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan, and if the Restricted Stock Units vest, the Company transfers shareholder data to Computershare, an independent service provider based in the United States, which assists the Company with its stock administration. In the future, the Company may select different service provider(s) and share the Participant's personal data with another company that serves in similar capacities. The Company’s service providers may open an account for the Participant. The Participant will be asked to agree on separate terms and data processing practices with the applicable service providers, which, as it relates to Plan administration service provider, is a condition to the Participant's ability to participate in the Plan. The Company and its service providers are based in the United States. If the Participant is outside of the United States, the Participant should note that his or her country may have enacted data privacy laws that are different from the United States.

dData Retention. The Company will use the Participant's personal data only as long as is necessary to implement, administer and manage the Participant's participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities, and labor laws. When the Company no longer needs the Participant's Data, the Company will remove it from its systems. The Company may keep some of the Data longer to satisfy legal or regulatory obligations and the Company’s legal basis for such use would be necessity to comply with legal obligations.

eContractual Requirement The Participant’s provision of Data and its processing as described above is a contractual requirement and a condition to the Participant’s ability to participate in the Plan. The Participant understands that, as a consequence of the Participant’s refusing to provide Data, the Company may not be able to allow the Participant to participate in the Plan, grant Restricted Stock Units to the Participant or administer or maintain such awards. However, the Participant’s participation in the Plan and acceptance of the Agreement terms are purely voluntary. While Employee will not receive Restricted Stock Units if the Participant decides against participating in the Plan or providing Data as described above, the Participant’s career and salary will not be affected in any way if the Participant chooses not to participate in the Plan or provide Data.

fData Subject Rights. The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, his or her rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in the Participant's country, and/or (vii) a list with the names and addresses of any potential recipients of the Participant's personal data. To receive clarification regarding the Participant's rights or to exercise his or her rights, the Participant should please contact the Company at Attn: Stock Plan Administrator, 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259-1837 USA.

CANADA

Terms and Conditions

Restricted Stock Units Payable Only in Shares. Notwithstanding Section 3 of the Agreement, the grant of the Restricted Stock Units does not provide any right for the Participant to receive a cash payment, and settlement of the Restricted Stock Units is payable only in Shares.

The following provisions will apply to Participants who are residents of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée: Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Data Privacy Notice. This provision supplements Section 9 of the Agreement:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company and any other Affiliate or Subsidiary to disclose and discuss the Plan with their respective advisors. The Participant further authorizes the Company and any other Affiliate or Subsidiary to record such information and to keep such information in the Participant’s electronic file.

Notifications

Securities Law Notification. The Participant acknowledges that he or she is permitted to sell Shares acquired under the Plan, provided the sale of the Shares acquired under the Plan takes place outside of Canada.

Foreign Asset/Account Reporting Notification. The Participant is required to report any foreign specified property (including Shares acquired under the Plan) with a value exceeding C$100,000 on Form T1135 (Foreign Income Verification Statement) on an annual basis. The statement is due at the same time as the Participant’s annual tax return. The Restricted Stock Units must be reported (generally at a nil cost) if the $100,000 cost threshold is exceeded because of other foreign specified property the Participant holds at any time during the year. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily would equal the fair market value of the Shares at the time of acquisition, but if the Participant owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The form must be filed by April 30 of the following year. The Participant is strongly advised to check with his or her personal advisor regarding the Participant’s reporting obligations.

United Kingdom

Settlement. The following provision supplements Section 3 of the Agreement:

Notwithstanding any discretion contained in the Plan or the Agreement, the Restricted Stock Units will not be settled in cash or a combination of cash and shares of Common Stock. The Restricted Stock Units will be settled only in Shares.

Responsibility for Taxes. The following provision supplements Section 8 of the Agreement:
Without limitation to Section 8 of the Agreement, the Participant agrees to be liable for any Tax-Related Items related to the Participant's participation in the Plan and legally applicable to the Participant and hereby covenants to pay any such Tax-Related Items, as and when requested by the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Employer against any Tax-Related Items that the Employer is required to pay or withhold on the Participant's behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Participant is a director or executive officer, the Participant understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by the Participant, in case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from the Participant by any of the means referred to in Section 8 of the Agreement.

National Insurance Contributions. As a condition of participation in the Plan and the vesting of the Restricted Stock Units, the Participant agrees to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items (the “Employer NICs”). Without limitation to the foregoing, the Participant agrees to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or election. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or the Employer. The Participant further agrees that the Company and/or the Employer may collect the Employer NICs from the Participant by any of the means set forth in Section 8 of the Agreement. The Participant must enter into the Joint Election attached as Exhibit A hereto concurrent with the execution of the Agreement.
If the Participant does not enter into a Joint Election prior to the vesting of the Restricted Stock Units or if approval of the Joint Election has been withdrawn by HMRC, the Restricted Stock Units shall become null and void without any liability to the Company and/or the Employer.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RACKSPACE TECHNOLOGY, INC.

By:
Name:	Kellie Teal-Guess
Title:	Chief Human Resources Officer

PARTICIPANT

Name:	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%